Exhibit 23.2

Consent of Internal Qualified Reserves Evaluator

I consent to the incorporation by reference in the Registration Statement (Form S-8) dated June 3, 2009 pertaining to the registration of 225,000 Common Shares of Talisman Energy Inc. (the “Company”) to be issued pursuant to the Company’s Performance Share Unit Plan for Eligible Employees of Talisman Energy Inc. and its Affiliates (the “Plan”) of my Report on Reserves Data dated March 9, 2009 and to the references to my name, included in the Company’s Annual Report (Form 40-F) for the year ended December 31, 2008.

By: /s/ Michael Adams

Michael Adams
Internal Qualified Reserves Evaluator

Calgary, Canada

June 3, 2009